Calculation of Filing Fee Tables
S-8
Paramount Skydance Corp
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class B common stock, par value $0.001 per share	457(a)	308,538,876	$ 9.32	$ 2,875,582,324.32	0.000087	$ 250,175.66
2	Equity	Class B common stock, par value $0.001 per share	457(a)	44,140	$ 9.32	$ 411,384.80	0.000087	$ 35.79
3	Other	Deferred Compensation Obligations	Other	1,000,000	$ 1.00	$ 1,000,000.00	0.000087	$ 87.00
Total Offering Amounts:						$ 2,876,993,709.12		$ 250,298.45
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 250,298.45
Offering Note
[1]	a. Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of Class B common stock of Paramount Skydance Corporation (the "Company"), par value $0.001 per share ("Class B Common Stock"), that may become issuable by reason of, or to prevent dilution from, any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Class B Common Stock under (i) the Paramount Skydance Corporation 2025 Incentive Award Plan (the "2025 Plan"); and (ii) the Warner Bros. Discovery, Inc. Non-Employee Directors Deferral Plan (the "Director Deferred Compensation Plan") (which will be assumed by the Company in connection with the transactions consummated pursuant to that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 27, 2026, by and among the Company, Warner Bros. Discovery, Inc., and Prince Sub Inc. (the "Transactions")). b. Represents additional shares of Class B Common Stock reserved for issuance under the 2025 Plan, pursuant to an amendment to the 2025 Plan, consisting of shares of Class B Common Stock that remain available for issuance under the Warner Bros. Discovery, Inc. Amended and Restated Stock Incentive Plan upon the closing of the Transactions (as adjusted by the Equity Award Exchange Ratio (as defined in the Merger Agreement)). c. Pursuant to Rule 457(c) and 457(h) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of computing the amount of the registration fee with respect to additional shares issuable under the 2025 Plan and the Director Deferred Compensation Plan, under the Securities Act in accordance with Rule 457(c), on the basis of the average of the high and low prices of shares of Paramount Skydance Corporation's Class B common stock, par value $0.001, as reported on the Nasdaq Global Select Market on October 2, 2026 of $9.32.

[2]	See offering Note 1a & 1c. Represents shares of Class B Common Stock reserved for issuance under the Director Deferred Compensation Plan, consisting of shares of Class B Common Stock that remain issuable upon settlement of certain deferred compensation obligations under the Director Deferred Compensation Plan upon the closing of the Transactions (as adjusted by the Equity Award Exchange Ratio). Pursuant to Rule 416(c) of the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Director Deferred Compensation Plan.

[3]	See offering Note 1a. These Deferred Compensation Obligations represent unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Warner Bros. Discovery Supplemental Retirement Plan (the "Employee Deferred Compensation Plan"). The amount to be registered represents the dollar amount of the Deferred Compensation Obligations with respect to the Employee Deferred Compensation Plan.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources